EXHIBIT 99.1

Manatron Announces Fiscal 2004 Third Quarter Results

•	10th consecutive profitable quarter
•	Contracts signed through 2/29/04 increase 32% vs. prior fiscal year
•	Backlog improves to $32.2 million as of 2/29/04 vs. $22.9 million at 4/30/03
•	Shareholders' equity increased to $19 million; $9.5 million in cash and investments
•	Allegheny lawsuit resolved

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - March 11, 2004-Manatron, Inc. (NASDAQ: MANA), a leading provider of Government Revenue Management (GRM) software products and services for local governments, today announced its financial results for the third quarter of fiscal 2004, which ended on January 31, 2004.

Net revenues for the three months ended January 31, 2004 decreased 15 percent from $10.7 million in the prior year third quarter to $9.1 million. Net revenues for the nine months ended January 31, 2004 decreased by 9 percent from $29.8 million in the comparable prior year period to $27.1 million. These comparisons were influenced by the sale of the Company's financial suite of products and related business, which resulted in a $575,000 reduction in net revenues for the third quarter and a $1.5 million reduction for the nine-month period. In addition, software license fees and professional service revenues were approximately $1.3 million and $2.9 million lower for the third quarter and nine-month periods, respectively. These decreases were due to a slower than anticipated implementation of the backlog in Florida, coupled with local government budget constraints, which has led to several delays in closing new business.

Hardware sales, which declined by approximately $367,000 and $594,000 for the three and nine month periods respectively, also contributed to the reduction in net revenues. These decreases are directly related to the lower volume of implementation activity. In addition, while the Company offers hardware to those clients seeking a total solution from one provider, hardware will continue to be less of a focus as it is more of a commodity item with low gross margins.

On a positive note, the Company reported that its appraisal services revenues increased by 25 percent for both the third quarter and the nine-month period to $2 million and $6.1 million, respectively. Both periods benefited from a $418,000 gain in revenue resulting from the settlement of the Allegheny lawsuit, and an increase in appraisal service sales, which is primarily due to the cyclicality of this business in Ohio.

The Company also reported that its recurring revenue base, which is now $17.4 million annually, increased by approximately $325,000 during the third quarter and by approximately $1.1 million for the nine-month period versus the comparable prior year periods. These improvements were calculated after excluding the impact of the sale of the financial product line and are due to price increases and the addition of new clients. Nearly half of the Company's fiscal 2004 sales of $23.9 million through the end of February 2004 have been to new accounts, which have helped the Company increase its market share.

Net income for the quarter was $800,873, or $0.18 per diluted share compared to $425,028 or $0.11 per diluted share, for the third quarter in the prior year. For the nine-month period, net income was $3.6 million, or $0.84 per diluted share, compared to $966,728, or $0.25 per diluted share, for the comparable period last year. The third quarter and nine-month net income amounts includes a one-time gain of $312,000, or $0.07 per diluted share after income taxes and $2.4 million, or $0.55 per diluted share after income taxes, respectively, associated with the sale of the Company's financial suite of products and related business.

Gross margins increased to 47 percent for the third quarter compared to 42 percent for the third quarter of last year and selling, general and administrative expenses decreased by 12 percent for the third quarter and 7 percent for the nine months ended January 31, 2004 compared to the prior year primarily because of the settlement of the lawsuit with Allegheny County.

As previously reported, the Company settled its lawsuit on January 5, 2004 with Allegheny County for approximately $752,000 in cash and a mutual release of all claims related to this project. The Company had not previously recognized the $418,000 in uncollected retention revenue related to the Allegheny County project. In addition, the Company had fully reserved within its allowance for uncollectible accounts the remaining amounts that were owed by Allegheny County. Accordingly, this settlement resulted in the recognition of $418,000 of revenue and a reduction of operating expenses of $334,000 for the quarter ended January 31, 2004.

Manatron President and CEO Paul Sylvester commented, "While we have made significant strides both operationally and from a product standpoint, our third quarter results did not meet our expectations. Budgetary constraints being felt nation wide, as well as increased competition, have lengthened the local government sales cycle. In addition, national election years have historically been soft as far as sales are concerned since many governmental officials are preoccupied with the election process and delay spending until the results are known. Finally, as we have previously discussed, the timing associated with software rollouts is often less than perfect. Even though we may have signed and announced a licensing agreement, the exact timeline associated with the related implementation can and will vary."

Mr. Sylvester continued, "I am however, pleased with our sales successes we announced in November, as well as the fact that our total sales through the end of February 2004 are 32 percent ahead of the prior year. This has increased our backlog by $9.3 million since the beginning of our fiscal year. In addition, last week we successfully launched the general release of our new tax product in Florida, which will significantly shorten the sale-to-implementation cycle. We do anticipate this release will enable Manatron to recognize the majority of our $3.9 million backlog in that state during the next severaltwo to three quarters."

"Our goal is to remain focused on increasing our licensing revenues, which generate associated professional service sales while expanding our base of recurring revenues. We now have the right leadership in place to drive our sales and marketing efforts in the near future, and anticipate adding new sales people - infusing new energy and talents - to our existing sales force. We also possess sufficient capital resources which will allow us to implement our plan of action and emerge as a stronger company," Sylvester concluded.

Krista Inosencio, the Company's Chief Financial Officer, commented, "Despite the sales challenges, we have substantially improved our balance sheet, including marked improvements in working capital, cash and investments, and book value per share. We will continue to invest in our products and our sales resources, and as we build our backlog and improve our top-line performance, we will be well-positioned to deliver enhanced shareholder value on a going forward basis."

The Company completed the quarter with $9.5 million in cash and investments and no bank debt. Working capital increased by $3.4 million since April 30, 2003 to $8.6 million on January 31, 2004, primarily because of the gain on the sale of the Company's financial suite of products and related business. Shareholders' equity on January 31, 2004 increased by $3.9 million to $19 million from the balance reported at April 30, 2003, representing an increase in book value per share from $3.64 to $4.48.

Recent Highlights:
•

The Florida Tax product has reached general availability. As a result, it is anticipated that a substantial portion of the current Florida backlog of $3.9 million will begin to be recognized in the fourth quarter.

•	The $5.5 million Government Revenue Management (GRM) contract with Gwinnett County Georgia is in the implementation phase and is proceeding according to plan.

•

Hamilton County (Cincinnati) is now live on the Company's new tax and appraisal system, marking the second implementation in Ohio. This has created some positive momentum as three additional counties have recently signed contracts for this software totaling $3.3 million and several others are in the pipeline.

•	Several more new tax systems in Indiana have been deployed or are underway, which will bring the total number of implementations in that state north of 40 as of the end of the Company's fiscal year.

•

The Company continued its aggressive product development strategy, investing nearly $1.6 million for the third quarter and $5.2 million for the nine-month period. Of these amounts, $363,000 was capitalized during the third quarter and $1.2 million has been capitalized through January 31, 2004.

•

The Company consolidated its two divisions into Manatron and changed the name of the Sabre Division to Manatron Appraisal Services, and the GovernMax Division to Manatron eGovernment. This initiative will streamline operations and leverage the Manatron name and help create a stronger more unified national brand identity.

Conference Call: Management will discuss the results in a conference call, scheduled for 4 p.m. (Eastern) today. Anyone interested in participating should call 800-473-6123 if calling within the United States or 973-582-2706 if calling internationally. There will be a playback available until March 18, 2004. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 4576999 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net.

The web cast can be accessed until April 11, 2004 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron also provides mass appraisal services for assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Kalamazoo, Michigan and has regional offices in Florida, Illinois, Indiana, North Carolina and Ohio. Manatron currently serves approximately 1,300 customers in 25 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov .

Non-GAAP Disclosure: Working capital is calculated by taking total current assets and subtracting total current liabilities. Book value per share was calculated by dividing total shareholders equity as of January 31, 2004 and April 30, 2003, by the total number of shares outstanding at those respective dates.

TABLES FOLLOW

MANATRON, INC. AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2004	2003	2004	2003
Net Revenues	$9,050,583	$10,651,167	$27,145,877	$29,847,418
Cost of Revenues	4,833,658	6,132,653	15,434,171	17,202,488

Gross Profit	4,216,925	4,518,514	11,711,706	12,644,930
Selling, General & Admin. Expenses	3,458,241	3,921,009	10,502,777	11,319,207

Operating Income	758,684	597,505	1,208,929	1,325,723
Gain on Sale	520,000	--	3,962,148	--
Other Income, net	57,189	52,523	191,356	141,005

Pretax Income	1,335,873	650,028	5,362,433	1,466,728
Income Tax Expense	535,000	225,000	1,765,700	500,000

Net Income	$800,873	$425,028	$3,596,733	$966,728

Basic Earnings Per Share	$0.20	$0.11	$0.90	$0.25

Diluted Earnings Per Share	$0.18	$0.11	$0.84	$0.25

Basic Weighted Average Shares	4,024,817	3,846,830	3,977,813	3,811,680

Diluted Weighted Average Shares	4,358,086	3,984,256	4,291,855	3,936,151

BALANCE SHEET HIGHLIGHTS

	1/31/04	04/30/03
	(unaudited)	(audited)
Cash and Investments	$9,467,203	$10,349,165
Other Current Assets	13,938,857	10,996,015
Total Current Assets	23,406,060	21,345,180
Net Property & Equipment	3,015,471	3,060,408
Other Assets	7,578,642	6,924,979
Total Assets	$34,000,173	$31,330,567

Current Liabilities	$14,850,042	$16,129,985
Deferred Income Taxes	164,000	150,000
Shareholders' Equity	18,986,131	15,050,582
Total Liabilities and Equity	$34,000,173	$31,330,567

Outstanding Shares	4,239,830	3,997,354